Exhibit 10.21

This TERMINATION AGREEMENT (the “Termination Agreement”) is made as of July 26, 2019 (the “Effective Termination Date”), by and between Arcturus Therapeutics, Inc., a Delaware corporation with offices at 10628 Science Center Drive, Suite 200, San Diego, California 92121, U.S. (“Arcturus”), and CureVac AG, a German stock corporation with offices at Paul-Ehrlich-Strasse 15, 72076 Tuebingen, Germany (“CureVac”). CureVac and Arcturus are referred to in this Termination Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, on January 1, 2018, the Parties entered into a Co-Development and Co-Commercialization Agreement (the “Co-Development Agreement”).

WHEREAS, the Parties mutually desire to terminate the Co-Development Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Termination Agreement with initial letters capitalized shall have the meanings designated throughout this Agreement or, if not defined herein, shall have the same meaning as provided in the Co-Development Agreement.

ARTICLE 2

TERMINATION OF THE CO-DEVELOPMENT AGREEMENT

2.1Termination. Subject to Section 2.2, the Parties hereby terminate the Co-Development Agreement and acknowledge and agree that, as a result of such termination, their respective rights and obligations under the Co-Development Agreement are terminated as of the Effective Termination Date.

2.2Survival. Section 11.4 of the Co-Development Agreement (survival) shall not survive the termination of the Co-Development Agreement except that the obligations of confidentiality under Article 10 of the Co-Development Agreement shall continue to apply beyond the Effective Termination Date.

ARTICLE 3

ONE-TIME PAYMENT

CureVac shall make, five (5) Business Days following the date of the Effective Termination Date a one-time payment of U.S. dollar four million (USD 4,000,000) to Arcturus by wire transfer to the bank account designated by Arcturus.

ARTICLE 4

MUTUAL RELEASE

Arcturus and CureVac hereby release and forever discharge one another, and all of their respective employees, agents, successors, assigns, legal representatives, Affiliates, directors and officers from and against any and all actions, claims, suits, demands, payment obligations or other obligations or liabilities of any nature whatsoever, whether known or unknown, which the other Party or any of its employees, agents, successors, assigns, legal representatives, Affiliates, directors and officers have had, now have or may have in the future directly or indirectly arising out of (or in connection with) the Co-Development Agreement, including without limitation any and all potential or asserted claims related to the OTC Preclinical Development Plan and the termination thereof.

ARTICLE 5

NO ADMISSION OR LIABILITY

This Termination Agreement and compliance with it shall not operate or be construed as an admission by either Party of any liability, misconduct or wrongdoing whatsoever against the other Party or any party released herein, and shall not be construed as an admission of a violation of the rights of any Party, or as a violation of any law, rule, regulation or ordinance.

ARTICLE 6

DISCLOSURE

The Parties will mutually agree upon a Form 8-K to be filed by Arcturus with the Securities and Exchange Commission to disclose the Termination Agreement (the “Form 8-K”). Except for the Form 8-K, unless required by applicable law, neither Party will disclose any information relating to the circumstances which have led to the termination of the Co-Development Agreement or the actual termination of the Co-Development Agreement (including the terms of this Termination Agreement).

ARTICLE 7

NON-DISPARAGEMENT

Neither Party or any of its Affiliates shall make any statements, verbal or written, or cause or encourage others to make any statements, verbal or written, that defame, disparage, or in any way criticize the personal or business reputation, practices, or conduct of, the other Party or its shareholders, directors, officers, employees, or agents, including but not limited to statements made regarding the past relationship and past interactions between the Parties.  This prohibition extends to statements, verbal or written, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board of directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients.  Any breach of this paragraph shall be a material breach of this Termination Agreement.  For the avoidance of any doubt, this Article 7 shall not prohibit the disclosure of any factual statements required by applicable Law.

ARTICLE 8

GENERAL PROVISIONS

8.1Severability. If any one or more of the provisions contained in this Termination Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Termination Agreement.

8.2Successors and assigns. This Termination Agreement, and in particular the mutual release contained herein, shall be binding on all successors and assigns of each Party.

8.3Governing Law. This Termination Agreement shall be governed by and construed in accordance with and any dispute under this Termination Agreement shall be resolved in accordance with the laws of the State of New York, USA, without reference to any rules of conflict of laws.

8.4Dispute Resolution.

(a)Dispute Escalation. In the event of a dispute between the Parties arising out of or in connection with this Termination Agreement, the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves.  In the event that such dispute is not resolved on an informal basis within thirty (30) days, any Party may, by written notice to the other, have such dispute referred to each Party’s Chief Executive Officer or his or her designee (who will be a senior executive with the appropriate authority to determine the mater for such Party), who will attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) days period following receipt of such written notice.

(b)Dispute Resolution.

(i)In the event the Chief Executive Officers of the Parties are not able to resolve such dispute as set forth above, the Parties agree to try to solve such dispute amicably by mediation. The Parties shall conduct a mediation procedure according to the Mediation Rules of the World Intellectual Property Organization (WIPO) in effect on the date of the commencement of the mediation proceedings.  The location of the mediation proceedings will be New York City, New York, USA. The number of mediators will be one (1). The language of the mediation proceedings will be English.

(ii)If the dispute has not been settled pursuant to the said rules within sixty (60) days following the filing of a request for mediation or within such other period as the Parties may agree in writing, either Party may submit the dispute to final and binding arbitration.  Any dispute relating to the validity performance, construction or interpretation of this Termination Agreement, which cannot be resolved amicably between the Parties after following the procedure set forth in this Section 8.4, shall be submitted to arbitration in accordance with the Arbitration Rules of WIPO in effect on the date of the commencement of the arbitration proceedings.  The location of the arbitration proceedings will be New York City, New York, USA.  The number of arbitrators will be three (3).  The language of the arbitration proceeding will be English. The decision of the arbitrators shall be final and binding upon the Parties (absent manifest error on the part of the arbitrator(s)) and enforceable in any court of competent jurisdiction.

8.5Entire Agreement; Amendments. This Termination Agreement contains the entire understanding of the Parties regarding the termination of the Co-Development Agreement.  Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the termination of the Co-Development Agreement are superseded by the terms of this Termination Agreement.

8.6Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Termination Agreement.  Accordingly, the rule of construction that any ambiguity in this Termination Agreement shall be construed against the drafting Party shall not apply.

8.7Counterparts. This Termination Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Termination Agreement to be executed by their duly authorized representatives as of the Effective Termination Date.

Arcturus Therapeutics, Inc.		CureVac AG
By:	/s/ Joseph Payne	By:	/s/ Daniel Menichella
Name:	Joseph Payne	Name:	Daniel Menichella
Title:	Chief Executive Officer	Title:	Chief Executive Officer

		By:	/s/ Dr. Franz-Werner Haas
		Name:	Dr. Franz-Werner Haas
		Title:	Chief Operating Officer